FORM 11-K

(Mark One)

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended	December 31, 2006

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from	to

Commission file number	1-10254

TOTAL SYSTEM SERVICES, INC. DIRECTOR STOCK PURCHASE PLAN

TOTAL SYSTEM SERVICES, INC.

1600 FIRST AVENUE

COLUMBUS, GEORGIA 31901

(706) 649-5220

Exhibit 99.2

TOTAL SYSTEM SERVICES, INC.

DIRECTOR STOCK PURCHASE PLAN

Financial Statements

December 31, 2006, 2005, and 2004

(With Report of Independent Registered Public Accounting Firm Thereon)

Report of Independent Registered Public Accounting Firm

The Plan Administrator

Total System Services, Inc.

Director Stock Purchase Plan:

We have audited the accompanying statements of financial condition of the Total System Services, Inc. Director Stock Purchase Plan (the Plan) as of December 31, 2006 and 2005, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts, and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan as of December 31, 2006 and 2005, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

Atlanta, Georgia

April 18, 2007

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Statements of Financial Condition
December 31, 2006 and 2005
Assets	2006	2005
Common stock of Total System Services, Inc. at fair
value – 208,327 shares (cost $2,922,430) in 2006 and
217,134 shares (cost $2,872,032) in 2005 (note 2)	$5,497,753	4,297,085
Dividends receivable	14,583	13,028
	$5,512,336	4,310,113
Plan Equity
Plan equity (19 and 18 participants at December 31, 2006
and 2005, respectively) (note 2)	$5,512,336	4,310,113

See accompanying notes to financial statements.

2

TOTAL SYSTEM SERVICES, INC.
DIRECTOR STOCK PURCHASE PLAN
Statements of Operations and Changes in Plan Equity
Years ended December 31, 2006, 2005, and 2004
	2006	2005	2004
Dividend income	$59,139	46,267	27,131
Realized gain on distributions to participants
(note 4)	345,684	53	126
Unrealized appreciation (depreciation) in
common stock of Total System Services,
Inc. (note 3)	1,150,270	(964,767)	(1,214,057)
Contributions (note 1):
Participants	297,000	257,000	252,000
Total System Services, Inc.	148,596	128,526	126,192
Increase (decrease) in Plan
equity before withdrawals	2,000,689	(532,921)	(808,608)
Withdrawals by participants:
Common stock of Total System Services,
Inc. at fair value (32,597 shares in 2006,
5 shares in 2005, and 11 shares in 2004)
(note 4)	(798,466)	(118)	(256)
Increase (decrease) in Plan
equity for the year	1,202,223	(533,039)	(808,864)
Plan equity at beginning of year	4,310,113	4,843,152	5,652,016
Plan equity at end of year	$5,512,336	4,310,113	4,843,152
See accompanying notes to financial statements.

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TOTAL SYSTEM SERVICES, INC.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(1)	Description of the Plan

The Total System Services, Inc. Director Stock Purchase Plan (Plan) was implemented as of October 15, 1987. The Plan is designed to enable participating Total System Services, Inc. (TSYS) directors to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and TSYS.

TSYS serves as the plan administrator. The Plan agent is Mellon Investor Services, LLC, hereafter referred to as “Agent.”

Any person who currently serves or in the future is elected to serve as a member, advisory member, or emeritus member of the board of directors of TSYS is eligible to participate in the Plan. Prior to February 24, 2000, cash contributions by a participant could not exceed $1,000 per calendar quarter. Effective February 24, 2000, cash contributions by participants cannot exceed $5,000 per calendar quarter. Contributions to the Plan are to be made by TSYS in an amount equal to one-half of each participant’s contribution. Participants are immediately vested in their contributions and TSYS’ matching contributions.

The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers’ fees, commissions, postage, and transaction costs which are included in the cost of each participant’s investment in common stock of TSYS.

The Plan provides that each participant may withdraw at any time all or some of his or her account balance. The participant may elect to receive the proceeds in the form of shares of common stock of TSYS or in a lump-sum cash distribution.

TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant’s right to the benefit of contributions made by him or TSYS prior to the date of such amendment or termination.

(2)	Summary of Accounting Policies

The investment in common stock of TSYS is stated at fair value. The 2006 and 2005 fair values are based on the closing price at year-end. The December 31, 2006 and 2005 fair values were $26.39 and $19.79 per share, respectively.

The realized gain on distributions to participants is determined by computing the difference between the average cost per share of common stock and the fair value per share at the date of distribution to the participants, less transaction costs.

Contributions by TSYS and participating directors are accounted for on the accrual basis. Withdrawals are accounted for upon distribution.

Dividend income is accrued on the record date.

4	(Continued)

TOTAL SYSTEM SERVICES, INC.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

The Plan’s investments consist of common stock of TSYS which is exposed to market and credit risks. Due to the level of risk associated with investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the Plan’s financial statements.

The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by TSYS. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

Management of the Plan believes that the carrying amount of the receivables is a reasonable approximation of the fair value due to the short-term nature.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(3)	Unrealized Appreciation (Depreciation) in Common Stock of TSYS

Changes in unrealized appreciation (depreciation) in common stock of TSYS are as follows:

	2006	2005	2004
Unrealized appreciation at end of year	$2,575,323	1,425,053	2,389,820
Unrealized appreciation at beginning of
year	1,425,053	2,389,820	3,603,877
Unrealized appreciation
(depreciation) for the year	$1,150,270	(964,767)	(1,214,057)

5	(Continued)

TOTAL SYSTEM SERVICES, INC.

DIRECTOR STOCK PURCHASE PLAN

Notes to Financial Statements

December 31, 2006, 2005, and 2004

(4)	Realized Gain on Withdrawal/Distributions to Participants

The gain realized on withdrawal/distributions to participants is summarized as follows:

	2006	2005	2004
Fair value at dates of distribution or
redemption of common stock of TSYS	$798,466	118	256
Less cost (computed on an average
cost basis) of shares of common
stock of TSYS distributed or
redeemed	452,782	65	130
Total realized gain	$345,684	53	126

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